Corriente Resources Inc.
(A Development Stage Enterprise)

Consolidated Financial Statements
As at December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007
(expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Corriente Resources Inc. (“the company”) have been prepared by management in accordance with accounting principles generally accepted in Canada, and within the framework of the summary of significant accounting policies in these consolidated financial statements.

A system of internal accounting control is maintained by management in order to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorization. This system includes established policies and procedures, the selection and training of qualified personnel and an organization providing for appropriate delegation of authority and segregation of responsibilities.

The Audit Committee of the Board of Directors meets periodically with management and the company’s independent auditors to review the scope and results of their annual audit and to review the consolidated financial statements and related financial reporting and control matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP on behalf of the shareholders and their report follows.

“Kenneth R. Shannon”	“Darryl F. Jones”
President & Chief Executive Officer	Chief Financial Officer

Vancouver, British Columbia
March 30, 2009

Management’s Report on Internal Control over Financial Reporting

The management of Corriente Resources Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. The United States Securities and Exchange Act of 1934 in Rule 13a-15(f ) and 15d-15(f ) defines this as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that may have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the company’s internal control over financial reporting as at December 31, 2008. In making this assessment, the company’s management used the criteria, established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based upon this assessment, management concluded that the company’s internal control over financial reporting was effective as at December 31, 2008.

The effectiveness of the company’s internal control over financial reporting as at December 31, 2008 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.

“Kenneth R. Shannon”	“Darryl F. Jones”
President & Chief Executive Officer	Chief Financial Officer

Vancouver, British Columbia
March 30, 2009

Independent Auditors’ Report

To the Shareholders of Corriente Resources Inc.

We have completed integrated audits of Corriente Resources Inc.’s 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.

Consolidated Financial statements

We have audited the accompanying consolidated balance sheets of Corriente Resources Inc. as at December 31, 2008 and 2007, and the related consolidated statements of changes in shareholders’ equity, statements of earnings (loss), and comprehensive income (loss) and statements of cash flows for each of the years in the two year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Corriente Resources Inc.’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

“PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia
March 30, 2009

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Balance Sheets
As at December 31, 2008 and 2007

(expressed in thousands of Canadian dollars)

	2008	2007

Assets

Current assets
Cash and cash equivalents	$18,540	$93,272
Investments (note 3)	75,237	–
Accounts receivable and prepayments	84	339
Convertible loan (note 4)	957	461

	94,818	94,072

Long-term assets
Mineral properties (note 4)	94,489	77,779
Equipment (note 5)	1,541	1,914
Other assets (note 6)	4,285	4,260

	100,315	83,953

TOTAL ASSETS	$195,133	$178,025

Liabilities

Current liabilities
Accounts payable relating to mineral properties	$1,402	$1,656
Other accounts payable and accrued liabilities	193	223

	1,595	1,879

Shareholders’ Equity
Share capital	235,996	234,438
Options (note 7 (c))	4,718	3,736
Contributed surplus	1,472	1,378
Deficit	(48,648)	(63,406)

	193,538	176,146

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$195,133	$178,025

Nature of operations – note 1
Commitments – note 4
Measurement uncertainty – note 4
Subsequent event – note 15

Approved by the Board of Directors
“Kenneth Shannon”	“Anthony Holler”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2008 and 2007

(expressed in thousands of Canadian dollars, except for number of shares)

	Common Shares
						Total
		Share		Contributed		Shareholders’
	Number	Capital	Options	Surplus	Deficit	Equity
Balance at December 31, 2006	74,752,393	$233,553	$2,585	$993	$(48,394)	$188,737
Common shares issued for cash
pursuant to exercise of options
(note 7 (c))	175,000	592	–	–	–	592
Grant-date fair value of options
exercised (note 7 (c))	–	293	(293)	–	–	–
Grant-date fair value of options
expired or forfeited (note 7 (c))	–	–	(385)	385	–	–
Stock based compensation on
unexercised options (note 7 (c))	–	–	1,829	–	–	1,829
Loss for the year ended
December 31, 2007	–	–	–	–	(15,012)	(15,012)
Balance at December 31, 2007	74,927,393	234,438	3,736	1,378	(63,406)	176,146
Common shares issued for cash
pursuant to exercise of options
(note 7 (c))	375,000	1,058	–	–	–	1,058
Grant-date fair value of options
exercised (note 7 (c))	–	500	(500)	–	–	–
Grant-date fair value of vested
options forfeited (note 7 (c))	–	–	(94)	94	–	–
Stock based compensation on
unexercised options (note 7 (c))	–	–	1,576	–	–	1,576
Earnings for the year ended
December 31, 2008	–	–	–	–	14,758	14,758
Balance at December 31, 2008	75,302,393	$235,996	$4,718	$1,472	$(48,648)	$193,538

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Earnings (Loss) and Comprehensive Income (Loss)
For the years ended December 31, 2008 and 2007

(expressed in thousands of Canadian dollars, except for per share amounts and number of shares)

	2008	2007

Administration expenses
Management fees, wages, benefits and stock-based compensation	$1,873	$1,609
Corporate development and shareholder expenses	544	518
Legal, accounting and regulatory	506	1,007
Office and related	288	245
Other	80	119

	3,291	3,498

Other (income) expenses
Foreign exchange (gain) loss	(15,879)	15,539
Interest income (note 8)	(2,050)	(5,111)
Management fees (note 8)	(120)	(60)
Severance costs	–	1,257
Gain on sale of assets	–	(111)

	(18,049)	11,514

Earnings (loss) and comprehensive income (loss) for the year	$14,758	$(15,012)

Earnings (loss) per share
Basic and diluted	$0.20	$(0.20)

Weighted average number of shares outstanding
Basic	75,088,978	74,844,105

Diluted	75,321,884	74,844,105

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007

(expressed in thousands of Canadian dollars)

	2008	2007

Cash flows from (applied to) operating activities
Earnings (loss) for the year	$14,758	$(15,012)
Items not affecting cash
Stock-based compensation (note 7 (c))	802	699
Accrued management fees (note 4)	(120)	(60)
Accrued interest receivable on convertible loan (note 4)	(61)	(25)
Depreciation	32	28

Changes in non-cash working capital
Accounts receivable and prepayments	255	(133)
Accounts payable and accrued liabilities	(30)	320

	15,636	(14,183)

Cash flows from (applied to) investing activities
Investments	(75,237)	–
Mineral property costs	(15,691)	(18,545)
Convertible loan	(315)	(376)
Payments to acquire equipment	(128)	(1,473)
Other assets	(55)	240
Cash balance of spun-off company (note 4)	–	(94)

	(91,426)	(20,248)

Cash flows from financing activities
Proceeds from issuance of common shares, net of issue costs	1,058	592

	1,058	592

Decrease in cash and cash equivalents	(74,732)	(33,839)

Cash and cash equivalents – beginning of year	93,272	127,111
Cash and cash equivalents – end of year	$18,540	$93,272

Supplemental cash flow information (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

1	Nature of operations

Corriente Resources Inc. and its subsidiaries (collectively, “Corriente” or “the company”) are engaged in the exploration and development of mineral properties primarily in Ecuador, South America. The company considers itself to be a development stage enterprise.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, receipt of necessary permits and regulatory approvals, the ability of the company to obtain financing to complete its development and future profitable operations or sale of the properties. The investment in and expenditures on mineral properties comprise a significant portion of the company’s assets.

2	Significant accounting policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada, which as described in note 14, differ in certain respects from GAAP in the United States of America.

Basis of consolidation

The consolidated financial statements include the accounts of the company, its subsidiaries, all of which are wholly-owned, and any variable interest entities (“VIEs”) where the company is the primary beneficiary. The company has determined that it does not have any material VIEs as at December 31, 2008 and 2007. All significant inter-company balances have been eliminated.

Mineral properties

The company capitalizes all costs related to investments in mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs, exploration and development expenditures. The company also capitalizes the costs for future income taxes related to mineral property costs that will not be eligible for deduction against future taxable income.

The amounts shown for mineral property acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Mineral property expenditures will be amortized over the useful lives of the properties upon commencement of commercial production, or written down to fair value if the properties are abandoned, become impaired or the claims allowed to lapse.

The acquisition of title to mineral properties is a complicated and uncertain process. The company has taken steps, in accordance with industry standards, to verify mineral properties in which it has an interest. Although the company has made efforts to ensure that legal title to its properties is properly recorded in the name of the company, there can be no assurance that such title will ultimately be secured.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Equipment is stated at cost. Depreciation of equipment is provided on a declining-balance basis over the estimated useful life at annual rates of between 5% and 100% commencing when the related asset is available for use.

Asset impairment

When events or changes in circumstances indicate that the carrying amounts of the related assets may not be recoverable, management of the company reviews and evaluates the carrying value of each asset for impairment. If the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and assets are written down to fair value which is normally the discounted value of future cash flows. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered by considering alternative methods of determining fair value. When it is determined that an asset is impaired, the asset’s carrying value is written down to its estimated fair value in accordance with the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3063 “Impairment of Long-Lived Assets”.

Management’s estimates of credit risk, mineral prices, mineral resources, foreign exchange rates, production levels and operating, capital and reclamation costs are subject to risks and uncertainties that may affect the determination of the recoverability of deferred mineral property costs or other assets, such as the convertible loan receivable from Q2 Gold Resources Inc. Although management has made its best estimate of these factors, it is possible that material changes could occur that may adversely affect management’s estimate of the net cash flows to be generated from its assets.

Cash and cash equivalents

Cash and cash equivalents comprise cash on deposit with banks and highly liquid short-term interest bearing investments with a term to maturity at the date of purchase of 90 days or less from the date of acquisition.

Investments

Investments comprise short-term interest bearing promissory notes with a term to maturity at the date of purchase of greater than 90 days but less than 1 year from the date of acquisition. The company has the intent and ability to hold these notes until maturity and therefore has classified them as held-to-maturity. These investments are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method.

Marketable securities are recorded at their fair value on the date of acquisition and are classified as available-for-sale or held for trading. The fair value of the securities is adjusted at each subsequent balance sheet date and the resulting unrealized gains or losses are included in other comprehensive income or net earnings for the period, as appropriate. The company held no marketable securities at December 31, 2008 and 2007.

Foreign currency translation

As at December 31, 2008, the Canadian dollar is the functional currency of the company.

The company’s subsidiaries are considered integrated foreign operations and their financial statements are translated into Canadian currency, the parent company’s functional currency, using the temporal method.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates; revenue and expense items are translated at the average rate of exchange for the period, except for depreciation, which is translated at the same rate as the assets to which they relate. Translation gains and losses are reflected in the company’s reported earnings or loss for the period.

Financial instruments

Under CICA Section 3855, Financial Instruments - Recognition and Measurement, all financial instruments are classified into one of the following five categories: held for trading financial instruments, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. Held for trading financial instruments are measured at fair value (or marked to market) and all gains and losses are included in the reported earnings or loss for the period in which they arise. Available-for-sale financial instruments are measured at fair value (or marked to market) with revaluation gains and losses excluded from reported earnings or loss and included in accumulated other comprehensive income until the instruments are derecognized or impaired. Loans and receivables, investments and other financial liabilities are measured at amortized cost using the effective interest method.

The company’s financial instruments have been classified as follows:

Instrument	Classification
Cash and cash equivalents	Held for trading
Investments	Held-to-maturity
Accounts receivable	Loans and receivables
Convertible loan receivable	Loans and receivables
EIA security deposits	Held-to-maturity
Accounts payable relating to mineral properties	Other financial liabilities
Other accounts payable and accrued liabilities	Other financial liabilities

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when the risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value, with changes in fair value recognized in earnings or loss for the period. Any derivatives are recorded on the balance sheet at fair value. Mark-to-market adjustments on these instruments are included in earnings or loss for the period. The company does not have any material derivative financial instruments or embedded derivatives at December 31, 2008 or 2007.

Transaction costs incurred to acquire or issue financial instruments are included in the underlying balance.

Income taxes

Income taxes are calculated using the asset and liability method. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that are expected to apply when the temporary differences are expected to reverse. Assets are recognized only to the extent it is more likely than not that they will be realized. A valuation allowance is provided against future income tax assets to the extent it is considered more likely than not that the future income tax assets will not be realized.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Earnings (loss) per share

Basic earnings (loss) per share is calculated on the earnings (loss) available to common shareholders using the weighted average number of common shares outstanding during the period. The company follows the treasury stock method for the calculation of diluted earnings or loss per share. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive stock options and the unrecognized portion of the fair value of stock options are applied to repurchase common shares at the average market price for the period. Stock options are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options. In years of loss, basic and diluted loss per share are the same because the effect of potential issuances of shares under options would be anti-dilutive.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in determining possible impairment of mineral property costs, the fair values of stock-based compensation and financial instruments, asset retirement obligations and future income taxes. The company evaluates its estimates on an on-going basis and bases them on various assumptions that are believed to be reasonable under the circumstances. The company’s estimates form the basis for making judgments about the carrying value for assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Stock-based compensation

The company has a stock option plan as described in note 7 (c).

The company grants stock options to employees, directors and consultants as an element of compensation. The cost of the service received as consideration is measured based on an estimate of fair value at the date of the grant. The grant-date fair value is recognized as compensation expense or capitalized to mineral properties (for grants to individuals working directly on mineral projects), over the related service period with a corresponding increase in options, a separate component of shareholders’ equity. On exercise of stock options, the company issues common shares from treasury and the consideration received together with the compensation expense previously recorded to stock options is credited to share capital. The grant-date fair value of vested stock options that are forfeited is reclassified from stock options to contributed surplus. The previously expensed amounts for stock options that are forfeited that had not vested is recovered through earnings. The estimated fair value assigned to the stock options that were both vested and forfeited during the years ended December 31, 2008 and 2007 were included in management fees, wages, benefits and stock-based compensation or mineral properties.

The company uses the Black-Scholes option pricing model to estimate the fair value of each stock option. The Black-Scholes option pricing model requires the company to estimate the expected term of the options granted, the volatility of the company’s common shares and an expected dividend yield. The company estimates the expected term of the options granted by calculating the average term after considering the company’s historical experience involving stock option exercise; forfeitures and expiries; volatility is estimated with reference to historical volatility data; and the company does not currently anticipate paying any cash dividends in the foreseeable future and therefore has used an expected dividend yield of zero as detailed in note 7(c). The Black-Scholes model also requires the company to input a risk-free interest rate and the company uses the Bank of Canada marketable bond rates.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Asset retirement obligations

The company accounts for asset retirement obligations (“ARO”) by recognizing the fair value of a liability for an ARO in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are recorded to the capitalized carrying amount of the related long-lived asset. The company has determined that it has no material ARO’s at December 31, 2008 and 2007.

Comprehensive income

Other comprehensive income is the change in the company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders and includes items that would not normally be included in the determination of earnings or loss for the period, such as unrealized gains or losses on available-for-sale investments.

Investments classified as available-for-sale are reported at fair market value (or marked to market) based on quoted market prices with unrealized gains or losses excluded from earnings or loss and reported as other comprehensive income or loss. At December 31, 2008 and 2007, the company had no investments designated as available-for-sale.

Comparative figures

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

The company adopted the following CICA standards effective January 1, 2008:

Capital disclosures and financial instruments – disclosures and presentation

On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535, “Capital Disclosures”, Handbook Section 3862, “Financial Instruments – Disclosures”, and Handbook Section 3863, “Financial Instruments – Presentation”. Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The new Sections 3862 and 3863 replace Handbook Section 3861, “Financial Instruments – Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on qualitative and quantitative disclosures about the nature and extent of risks arising from financial instruments, including specified minimum disclosures of credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and price risk). The quantitative disclosures must provide information on the extent to which the entity is exposed to risk, based on information provided internally to the entity’s key management personnel. Refer to notes 12 and 13.

General Standards of Financial Statement Presentation

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, has been amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. The changes are effective for interim and annual financial statements beginning on or after January 1, 2008. The standard 5 requires that management make an assessment of a company’s ability to continue as a going concern and to use the going concern basis in the preparation of the financial statements unless management either intends to liquidate the company or to cease trading, or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon a company’s ability to continue as a going concern, those uncertainties should be disclosed. The company has performed such an assessment and has concluded that it is appropriate to present these consolidated financial statements using the going concern assumption.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

3	Investments

The following table summarizes the company’s investments in promissory notes of the Province of Ontario and a Canadian Crown corporation as at December 31, 2008:

				in thousands
	in thousands			of Canadian
	of US dollars			dollars
	Purchase			Amortized
Description	cost	Yield	Maturity date	cost
Province of Ontario	$24,920	1.25%	February 19, 2009	$30,397
Export Development Canada	36,744	1.65%	April 20, 2009	44,840
	$61,664			$75,237

The company has no investments in asset-backed commercial paper.

4	Mineral properties

Corriente Copper Belt, Ecuador

Under various agreements signed and completed with certain Ecuadorian subsidiaries of BHP Billiton Plc ("BHP Billiton"), the company has earned a 100% interest in BHP Billiton’s mineral properties located in the Rio Zamora copper porphyry district (the Corriente Copper Belt) in Ecuador. This required the issue of shares to BHP Billiton and the expenditure of exploration funds under the terms of these agreements. Additionally, these mineral properties are subject to a 2% Net Smelter Royalty (“NSR”) payable to BHP Billiton, though the company has options to reduce the NSR to 1% for the Mirador/Mirador Norte, Panantza and San Carlos mineral properties upon the payment of US$2 million to BHP Billiton for each such option exercised.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

The following is a summary of the company’s deferred mineral property expenditures for each year in the two-year period ended December 31, 2008:

		in thousands of Canadian dollars
	Mirador/
	Mirador	Panantza/
	Norte	San Carlos	Other	Total [1]
Balance December 31, 2006	$51,416	$6,243	$3,590	$61,249
Property acquisition	50	25	–	75
Deferred exploration and
development costs – net of
recoveries	14,962	1,181	584	16,727
Spun-off gold exploration
targets	–	–	(272)	(272)
Balance December 31, 2007	66,428	7,449	3,902	77,779
Property acquisition	40	47	16	103
Deferred exploration and
development costs – net of
recoveries	15,007	1,365	235	16,607
Balance December 31, 2008	$81,475	$8,861	$4,153	$94,489

1 Also see note 15.

Other

At December 31, 2008, the balance comprises the La Florida, San Luis, San Marcos, San Miguel and Sutzu copper exploration targets in the Corriente Copper Belt, and expenditures to develop the company’s concentrate shipping port facility in Machala, Ecuador.

Measurement uncertainty

On April 18, 2008, the Constitutional Assembly of Ecuador approved a Mining Mandate (the “Mandate”) which established a number of conditions and restrictions on metallic mining concessions previously issued by the Government of Ecuador. According to the Ministry of Mines and Petroleum (the “MMP”), the new Mining Law (note 15) enacted on January 29, 2009 establishes the new legal framework for mining. However, the Regulations underlying the Mining Law have yet to be developed, creating some uncertainty regarding the mining industry in Ecuador. To date, the company’s discussions with the MMP and legal counsel have not resulted in a determination of any material impairment in the carrying value of the company’s concessions as a result of the lack of defined Regulations or clear governmental confirmation that the Mandate is no longer in effect.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Spin-off of gold exploration targets

On April 3, 2007, the company announced that its Board of Directors had approved the spin-off of the company’s Caya 36 (Tundayme) and Piedra Liza gold assets into a new company, by means of a Plan of Arrangement (the “Arrangement”).

The Arrangement was approved by shareholders at the company’s May 24, 2007 Annual and Special General Meeting and closed on June 18, 2007. Under the Arrangement, which was also approved by the British Columbia Supreme Court, the company’s shareholders received shares of a new private company, Q2 Gold Resources Inc. (“Q2 Gold”) which holds the gold assets, on the basis of one (1) Q2 Gold share for every three (3) common shares of Corriente held by them at the close of business on June 15, 2007. The company believes the Arrangement and spin-off is not material to the company, therefore note disclosure on discontinued operations is not presented.

The Arrangement was accounted for by the company at the time of the transaction by showing a recovery of mineral property costs of $272,000, a reduction of cash of $94,000 and the creation of a Convertible Loan receivable of $366,000.

Convertible loan to Q2 Gold

In connection with the Arrangement and to assist Q2 Gold with its business objectives, Corriente and Q2 Gold entered into a collateralized, interest-bearing convertible loan agreement dated April 23, 2007, pursuant to which Corriente agreed to lend Q2 Gold up to $750,000 including accrued interest, to be advanced in installments (the “Convertible Loan”). The Convertible Loan maximum facility was increased from $750,000 to $1,500,000 and the maturity date extended to December 31, 2009, by an amendment dated September 25, 2008.

Corriente also provides certain non-technical management services including, but not limited to, office, general accounting, administrative and shareholder services, pursuant to a management services agreement dated September 1, 2007, effective July 1, 2007 (the “Agreement”). The Agreement provides for a fee of $10,000 per month for such services, which is accrued pursuant to the Loan. For the year ended December 31, 2008, the company has accrued $120,000 (2007 – $60,000) in management services costs due from Q2 Gold, which is included in the Convertible Loan balance at December 31, 2008.

As at December 31, 2008, a total of $957,000 was owed by Q2 Gold to the company, consisting of $871,000 of principal and $86,000 of accrued interest. The Loan principal and unpaid interest are due on the earlier of December 31, 2009 (previously December 31, 2008) and the first date on which Q2 Gold obtains a prospectus filing receipt with respect to any of its securities in any province of Canada. At any time prior to maturity, Corriente can require Q2 Gold to convert, in whole or in part, the principal amount outstanding and accrued interest of the Loan into Q2 Gold Shares at a conversion price equal to $0.10 per share. Q2 Gold can repay any portion of the outstanding Loan at any time prior to maturity or conversion. The company believes the conversion feature of the Loan is not material, therefore recognition and measurement of the embedded derivative is not being presented.

The current state of financial markets makes it uncertain that Q2 Gold will be able to raise the necessary debt or equity capital to repay the Convertible Loan at maturity. In the event of any default of the repayment of the Convertible Loan, the Q2 Gold assets which collateralize the Convertible Loan would become property of the company in accordance with the terms of the agreement. Management believes that the Q2 Gold assets would have a fair value greater than or equal to the current carrying value of the Convertible Loan. Significant 8 changes in the fair value of the underlying assets could have an impact on the company up to a maximum of the carrying value of the Convertible Loan.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

5	Equipment

The following table summarizes information about equipment as at December 31:

			in thousands of Canadian dollars

		2008			2007
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net

Computer	$959	$698	$261	$891	$477	$414
Construction barge facility	640	56	584	640	28	612
Software fees and licences	412	382	30	406	299	107
Office	409	157	252	395	112	283
Vehicles	383	193	190	383	128	255
Communications	285	107	178	253	61	192
Field equipment	97	51	46	91	40	51

	$3,185	$1,644	$1,541	$3,059	$1,145	$1,914

6	Other assets

The following table summarizes information about other assets as at December 31:

	in thousands of Canadian dollars
	2008	2007
EIA security deposits	$4,057	$3,279
Advances on mineral property expenditures	228	258
Insurance proceeds receivable on loss of barge	–	723
	$4,285	$4,260

As a requirement of the MMP of Ecuador to approve the Mirador project’s Environmental Impact Assessment (“EIA”), the company was required to post a deposit of US$3,024,000 ($3,683,000) in favour of the MMP as security against the company’s obligations under the Mirador EIA. A similar EIA security deposit in favour of the MMP of US$307,000 ($374,000) was required as security against the company’s obligations under the Machala Port EIA.

Advances on mineral property expenditures include payments to contractors and suppliers made pursuant to supply agreements prior to the contracted goods and services being provided.

In November 2007, the company experienced an accidental loss of its construction barge. The carrying value of the barge was written down by $723,000 (US$709,000). The related shoreline and barge facilities remain intact. During the first quarter of 2008, the company received full payment from its insurance company equal to the amount written down. Costs associated with the reconstruction of the barge will be added to the barge’s carrying value after reconstruction is completed.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

7	Share capital

	a)	Authorized

Unlimited common shares, without par value

	b)	Issued

See Consolidated Statements of Changes in Shareholders’ Equity.

	c)	Options

The company has in place an incentive stock option plan dated November 1996, last amended April 18, 2006 (the “Option Plan”) for directors, officers, employees and consultants to the company and its subsidiaries. The Option Plan provides that the directors of the company may grant options to purchase common shares on terms that the directors may determine, within the limitations of the Option Plan. The number of common shares available for the grant of options under the Option Plan and all other share compensation arrangements of the company is set at a rolling maximum number that shall not be greater than 10% of the company’s current outstanding number of shares outstanding at any given time. The exercise price of each option cannot be lower than the closing market price of the shares on the trading day immediately prior to the date of grant of the option. As at December 31, 2008, options to purchase a total of 2,910,000 (2007 – 2,702,500) shares were outstanding and 1,559,689 (2007 – 1,322,966) of the outstanding options were vested.

Effective February 1, 2006, stock options granted have the following vesting provisions:

  Options granted to executive officers, directors and other head office personnel vest on the basis of 1/16th of the total each quarter (from grant date), with such vesting being accelerated based on a change in control of Corriente or the attainment of clearly identified milestones, as determined by the company’s Directors.

  Options granted to subsidiary personnel vest on a cumulative basis of 50% of the total granted after 12 months from the grant date, 75% of the total granted after 18 months from the grant date and 100% of the total granted after 24 months from grant date, with such vesting being accelerated based on a change in control of Corriente, as determined by the company’s Directors.

For the year ended December 31, 2008, the company recognized a stock-based compensation charge of $1,576,000 (2007 – $1,829,000), of which $802,000 (2007 – $699,000) is included in management fees, wages, benefits & stock-based compensation and $774,000 (2007 – $1,130,000) is capitalized in mineral properties.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

The weighted average fair value of stock options granted during the year ended December 31, 2008 was $2.18 (2007 – $1.96) and was estimated using the Black-Scholes Option Pricing Model with the following assumptions:

	2008	2007

Risk-free interest rate	3.01–3.69%	3.95–4.66%
Expected dividend yield	–	–
Expected stock price volatility	65–67%	60–62%
Expected option life in years	2.75	3

Option pricing models require the input of highly subjective assumptions including expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

The following table summarizes information about options granted during the twelve months ended December 31, 2008:

		Number of
Expiry dates	Optionees	options	Exercise Price

January 2, 2013	Head office employee and executive officers	320,000	$5.41
June 1, 2013	Head office employees	85,000	4.60
June 1, 2013	Subsidiary office employees and consultants	275,000	4.60
June 1, 2013	Directors	125,000	4.60

Total granted		805,000

A summary of changes to stock options outstanding and exercisable is as follows:

	2008		2007
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price
Options outstanding – beginning of year	2,702,500	$4.19	2,435,000	$4.05
Granted	805,000	4.92	862,500	4.45
Exercised	(375,000)	2.82	(175,000)	3.38
Expired	–	–	(175,000)	3.32
Forfeited	(222,500)	4.83	(245,000)	4.91

Options outstanding – end of year	2,910,000	$4.52	2,702,500	$4.19

Options exercisable – end of year	1,559,689	$4.28	1,322,966	$3.60

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:

		Number of	Number of
Exercise	Years to	options	options
prices	expiry	outstanding	exercisable

$2.27	1.6	360,000	360,000
4.50	2.1	25,000	25,000
5.25	2.1	400,000	275,000
5.50	2.4	60,000	60,000
5.35	2.4	100,000	62,500
5.37	2.7	85,000	47,813
5.10	2.7	75,000	42,188
4.70	2.7	255,000	255,000
4.59	3.0	35,000	30,000
4.10	3.0	290,000	126,875
3.66	3.4	125,000	46,875
4.90	3.5	295,000	139,063
5.41	4.0	320,000	60,000
4.60	4.4	485,000	29,375

	3.0	2,910,000	1,559,689

8	Related party transactions and balances

Included in management fees and interest income are $120,000 (2007 – $60,000) and $61,000 (2007 – $25,000), respectively, for the year ended December 31, 2008 in respect of administrative services and accrued interest on the Convertible Loan provided by Corriente to Q2 Gold. Q2 Gold has common officers and a common Board of Directors, except that Q2 Gold has one additional independent director.

The foregoing related party transactions are recorded at the exchange amount which is the amount of consideration paid or received as established and agreed to between the parties.

At December 31, 2008, the balance of the Convertible Loan receivable from Q2 Gold (note 4), including management fees and accrued interest, was $957,000 (2007 – $461,000).

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

9	Income taxes

The reconciliation of income taxes attributable to continuing operations computed at statutory rates to the income tax expense (recovery) is as follows:

	In thousands of Canadian dollars

	2008	2007

Canadian statutory tax rates	31.00%	34.12%

Income tax expense (recovery) computed at Canadian
statutory rates	$4,575	$(5,122)
Difference in foreign tax rates	139	509
Expired tax losses	–	256
Permanent differences	253	240
Impact of change in tax rates applied to opening
future tax assets	474	1,024
Differences in prior year tax returns filed	761	825
Non-deductible (taxable) portion of capital losses
(gains)	(2,461)	2,614
Change in valuation allowance	(3,526)	(346)
Other	(215)	–

Income tax expense (recovery)	$–	$–

The significant components of the company’s future income tax assets and liabilities are as follows:

	in thousands of Canadian dollars

	2008	2007

Future income tax assets
Losses carried forward	$1,195	$1,666
Mineral properties	1,154	1,283
Share issuance costs	877	1,638
Equipment and other	261	2,426

	3,487	7,013
Valuation allowance	(3,487)	(7,013)

	$–	$–

At December 31, 2008, the company has Canadian losses for tax purposes of approximately $4,427,000 which expire on various dates to 2028.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

10	Segmented information

The company operates within a single operating segment, which is the exploration and development of copper- gold mineral properties. The company’s mineral property interests are in Ecuador, as set out in note 4.

Geographic segmentation of the company’s assets is as follows:

			in thousands of Canadian dollars

		2008			2007

	Canada	Ecuador	Total	Canada	Ecuador	Total

Cash and cash
equivalents	$17,577	$963	$18,540	$93,028	$244	$93,272
Investments	75,237	–	75,237	–	–	–
Accounts receivable
and prepayments	84	–	84	339	–	339
Convertible loan	957	–	957	461	–	461
Mineral properties	–	94,489	94,489	–	77,779	77,779
Equipment	113	1,428	1,541	122	1,792	1,914
Other assets	–	4,285	4,285	–	4,260	4,260

	$93,968	$101,165	$195,133	$93,950	$84,075	$178,025

With the exception of severance costs in relation to restructuring of $Nil (2007 – $1,257,000) incurred by the company’s Ecuador operations, the consolidated statements of loss (earnings) for the years ended December 31, 2008 and 2007 reflect the Canadian operations.

11	Supplemental cash flow information

Cash and cash equivalents at December 31 comprise the following:

	in thousands of Canadian dollars
	2008	2007
Cash on hand and balances with banks	$4,588	$335
Short-term investments, with maturity dates less than
90 days at acquisition	13,952	92,937
	$18,540	$93,272

At December 31, 2008, the company’s short-term investments are invested in overnight Canadian chartered bank deposits with R1-High investment ratings (DBRS) that are easily liquidated and mature daily. The company has no investments in asset-backed commercial paper.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

During the years ended December 31, 2008 and 2007, the company’s significant non-cash operating and investing activities were as follows:

	in thousands of Canadian dollars
	2008	2007
Stock-based compensation included in mineral properties	$774	$1,130
Change (decrease) in other assets and accrued liabilities
relating to equipment	$723	$(1,271)
Depreciation included in mineral properties	$473	$710
Change in other assets and accounts payable and accrued
liabilities relating to mineral properties	$(224)	$(3,636)
Insurance claim related to equipment	$–	$(723)
Recovery of mineral property costs from the Arrangement	$–	$(272)

12	Capital management

The company’s primary objective when managing capital is to safeguard the company’s ability to continue as a going concern in order to pursue the development and exploration of its mineral properties and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. In the management of capital, the company defines capital that it manages as share capital (2008 – $235,996,000; 2007 – $234,438,000), cash and cash equivalents (2008 – $18,540,000; 2007 – $93,272,000) and investments (2008 – $75,237,000; 2007 – $Nil).

The company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The company intends to continue to assess new resource properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. To maintain or adjust its capital structure, the company may attempt to issue new shares, issue debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents and investments.

In order to facilitate the management of its capital requirements, the company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The company’s annual and updated budgets are approved by the Board of Directors.

At this stage of the company’s development, in order to maximize ongoing development efforts, the company does not pay out dividends.

The company’s investment policy is to invest its cash in highly liquid short-term interest-bearing R1-High investment rated (DBRS) investments with maturities less than one year from the original date of acquisition.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

The company expects its current capital resources will be sufficient to carry its exploration and development plans and operations through its current operating period. The company is currently not subject to externally imposed capital requirements.

13	Management of financial risk

The company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk (including interest rate, foreign exchange rate and copper price risk).

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual payment obligations. The company’s credit risk is primarily attributable to cash and cash equivalents and investments.

The company’s cash and cash equivalents and investments are held at a large Canadian financial institution, which has no known liquidity problems. Any cash maintained in Ecuador is held in a well-established bank. The company’s cash equivalent investments (presented as part of cash and cash equivalents) are comprised of financial instruments issued by a Canadian chartered bank, which carry a R1-High (DBRS) investment rating and are easily liquidated, as they mature daily. The company’s largest concentration of financial assets, investments, are exclusively in instruments of the Province of Ontario and a Canadian Crown corporation and carry a R1-High (DBRS) investment rating and are easily liquidated. The company has no investments in asset-backed commercial paper. The company manages counterparty credit risk by regularly monitoring counterparty credit ratings.

The company’s accounts receivable consist mainly of GST receivable due from the Government of Canada. The EIA deposits included in other assets are held in a major US bank and are comprised of financial instruments issued by a large US bank.

The convertible loan in the amount of $957,000 is due from Q2 Gold, a related company, and its subsidiaries. Q2 Gold’s assets are primarily made up of concessions located in Ecuador and are believed to have gold resource potential. The convertible loan is collateralized by the assets of Q2 Gold (note 4).

Liquidity risk

Liquidity risk is the risk that the company will not be able to meet its financial obligations as they fall due. The company manages liquidity risk through the management of its capital structure and financial leverage as outlined in note 12 to the consolidated financial statements.

Accounts payable relating to mineral properties and other accounts payable and accrued liabilities are due within the current operating period. As at December 31, 2008, the company had total cash and cash equivalents and investments of $93,777,000 to settle current liabilities of $1,595,000.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and prices.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

(a) Currency risk

The company’s expenditures are predominantly in US dollars and any future equity raised is expected to be predominantly in Canadian dollars. The company conducts the majority of its business in Ecuador, which uses the US dollar as its primary economic currency. Future project development expenditures are expected to be paid in US dollars. A significant change in the relative currency exchange rates between the Canadian dollar and the US dollar would have an effect on the company’s balance sheets, statements of earnings (loss) and cash flows.

As such, the company is subject to risk due to fluctuations in the exchange rates for the US and Canadian dollar. Beginning in 2007, the company began maintaining balances in Canadian and US dollars in a proportion related to the magnitude of future mineral property, plant and equipment, and administrative expenditures, and the jurisdictions in which they will likely be made. The company has not hedged its exposure to currency fluctuations.

At December 31, 2008, the company is exposed to currency risk through the following financial assets and liabilities denominated in US dollars:

	in thousands of US dollars
	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$3,703	$78,747
Investments	61,771	–
Other assets	3,518	4,277
Accounts payable relating to mineral properties	(1,151)	(1,671)

Based on the above net exposures as at December 31, 2008, and assuming that all other variables remain constant, a 10% depreciation or appreciation of the Canadian dollar against the US dollar would result in an increase or decrease of approximately $6,800,000 in the company’s net earnings.

(b) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The risk that the company will realize a loss as a result of a decline in the fair value of the investments or EIA deposits included in other assets is limited because these deposits will be held to maturity, have fixed interest rates and were issued by Canadian Crown corporations or major banks. Changes in interest rates would not have a significant impact on the consolidated statements of earnings (loss).

(c) Price risk

Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The company closely monitors commodity prices of copper, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the company. Fluctuations in pricing may be significant. Price risk cannot be estimated at this stage of the company’s development. The company does not have any hedging or other commodity-based risks respecting its operations.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

14	Reconciliation to U.S. Generally Accepted Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those applicable in the United States (“U.S. GAAP”) and from practices prescribed by the United States Securities and Exchange Commission (“SEC”). Significant measurement differences that materially affect the company’s consolidated financial statements as at December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 are as follows:

a)	Mineral exploration expenditures

As described in note 2, Canadian GAAP allows for the deferral of mineral exploration expenditures. Under U.S. GAAP, the company capitalizes acquisition costs and expenses exploration costs as incurred for unproven mineral properties. When proven and probable reserves are determined for a property and a positive feasibility study has been prepared and a construction decision has been made, subsequent development costs of the property would be capitalized.

During the year ended December 31, 2007, mineral exploration expenditures under Canadian GAAP of $272,000 were transferred to Q2 Gold in exchange for a convertible loan receivable recorded by the company on completion of the Arrangement described in note 4. For U.S. GAAP purposes, the mineral exploration expenditures transferred to Q2 Gold were previously expensed and the company therefore recognized a recovery of mineral exploration expenditures during the year ended December 31, 2007 of $272,000.

Had the company followed U.S. GAAP, certain items in the financial statements would have been reported as follows (all U.S. GAAP reconciliation figures in thousands of Canadian dollars, except per share figures and numbers of shares outstanding):

Statements of Loss

	in thousands of Canadian dollars
	Years ended
	December 31,	December 31,
	2008	2007
Net loss (earnings) under Canadian GAAP	$(14,758)	$15,012
Adjustment to reconcile to U.S. GAAP:
Mineral exploration expenditures ((a) above)	16,607	14,866
Loss and comprehensive loss under U.S. GAAP	$1,849	$29,878
Basic and diluted loss per share under U.S. GAAP	$0.02	$0.40
Weighted average number of shares outstanding	75,088,978	74,844,105

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

Balance Sheets

	in thousands of Canadian dollars
	December 31,	December 31,
	2008	2007
Total assets under Canadian GAAP	$195,133	$178,025
Adjustment to reconcile to U.S. GAAP:
Mineral exploration expenditures ((a) above)	(84,298)	(67,690)
Total assets under U.S. GAAP	$110,835	$110,335

Total liabilities under Canadian and U.S. GAAP	$1,595	$1,878
Shareholders’ equity under Canadian GAAP	193,538	176,147
Adjustment to reconcile to U.S. GAAP:
Mineral exploration expenditures ((a) above)	(84,298)	(67,690)
Total shareholders’ equity under U.S. GAAP	109,240	108,457
Total liabilities & shareholders’ equity under U.S. GAAP	$110,835	$110,335

Statements of Cash Flows

	in thousands of Canadian dollars
	Years ended
	December 31,	December 31,
	2008	2007
Cash from (applied to) operating activities under Canadian GAAP	$15,636	$(14,183)
Adjustment to reconcile to U.S. GAAP:
Mineral exploration expenditures ((a) above)	(15,588)	(16,881)
Cash from (applied to) operating activities under U.S. GAAP	$48	$(31,064)

Cash (applied to) investing activities under Canadian GAAP	$(91,426)	$(20,248)
Adjustment to reconcile to U.S. GAAP:
Mineral exploration expenditures ((a) above)	15,588	16,881
Cash (applied to) investing activities under U.S. GAAP	$(75,838)	$(3,367)

Recent U.S. Accounting Pronouncements

i)	FASB 157 – Fair Value Measurement

FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. These definitions would be applied effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The company is currently assessing the impact of this statement.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

FASB Staff Position 157-2, Effective Date of FASB Statement No. 157

Issued in February 2008, this FASB Staff Position (FSP) delays the effective date of FASB Statement No. 157, Fair Value Measurements, for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The company is currently assessing the impact of this pronouncement.

ii)	FASB 141(R) – Business Combinations

In December 2007, the FASB issued FAS No. 141(R), Business Combinations ("FAS 141(R)”). FAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. FAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for the company in fiscal years beginning January 1, 2009. This standard will only be applicable to acquisitions after January 1, 2009. The company is currently assessing the impact of this pronouncement.

iii)	FASB 160 – Non-controlling Interests in Consolidated Financial Statements

In December 2007, the FASB issued FAS No. 160, Non-controlling Interests in Consolidated Financial Statements. FAS 160 requires ownership interests in subsidiaries held by other parties to be classified as equity in the consolidated financial statements and changes in ownership interests in a subsidiary to be accounted for as equity transactions. Deconsolidation of a subsidiary is to be accounted for at fair value. FAS 160 is effective for the company in fiscal years beginning January 1, 2009 and will be adopted on a prospective basis, except for the presentation and disclosure requirements which are to be applied to all periods presented. The company does not currently have any partially owned subsidiaries and does not expect, based on its current structure, the adoption to have any significant impact.

iv)	FASB 162 – The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework or hierarchy for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for non-governmental entities. For non-governmental entities, the guidance in FAS 162 replaces that prescribed in Statement on Auditing Standards (SAS) No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles and becomes effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The company does not expect the adoption of FAS No. 162 to have a significant impact on its consolidated financial position and results of operations.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

(expressed in Canadian dollars unless otherwise noted)

15	Subsequent event

On January 29, 2009, a new Mining Law for Ecuador was enacted, which is expected to provide the new legal framework for mining. The Mining Law places no limits on the number of mining concessions held by a single company, with concession terms limited to 25 years but which are renewable. It also imposes a government royalty of not less than 5% on sales revenues, however, no specific details have yet been provided. Clear timelines are also established for concession exploration and exploitation (mining) phases. The Mining Law also mandates the creation of a National Mining Company, though no details have been provided regarding the nature and scope of its intended activities.

The new Mining Law contains provisions that are expected to be clarified by accompanying Regulations, which are to be developed by the MMP within 120 days from the Mining Law’s enactment.